EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

OAK BROOK, Ill., Nov. 06, 2018 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the three and nine months ended September 30, 2018.

For the three months ended September 30, 2018, Great Lakes reported revenue of $204.3 million, net income from continuing operations of $11.7 million and Adjusted EBITDA from continuing operations of $35.9 million.

Third Quarter Highlights (includes restructuring)

  Net income from continuing operations was $11.7 million which is a $14.9 million increase over the prior year quarter.
  Adjusted EBITDA from continuing operations was $35.9 million, a $22.8 million increase from the prior year quarter.
  Dredging segment’s gross margin percentage increased to 22.2% in the current quarter from 14.6% in the prior year quarter.
  Environmental & Infrastructure (“E&I”) gross margin percentage increased to 9.9% in the current quarter from 0.9% in the prior year quarter.
  Consolidated operating income increased to $23.4 million, a $21.3 million increase over the prior year quarter. Dredging operating income increased by 329% and E&I operating income loss improved by 55% as compared to the prior year quarter.
  Net debt decreased by $85 million as compared to year end 2017; current revolver balance is $31 million.
  Backlog increased $142 million from year end 2017.

Management Commentary

Chief Executive Officer Lasse Petterson commented, “Today we announced continued strong performance including a record quarter for Great Lakes’ Adjusted EBITDA from continuing operations. During the quarter, we saw strong results from our dredging operations, in particular on our Charleston II project where three of the largest dredges in the United States produced at expectations despite delays caused by Hurricanes Florence and Michael. The third quarter also benefited from high equipment utilization, solid project execution and savings from our restructuring plan.

In addition to excellent results in the third quarter, we also made significant progress on our goal to de-lever and reduce our net debt. Compared to year end 2017, we have decreased net debt by $85 million and we plan to continue to de-lever throughout the fourth quarter and beyond.

We continued implementing our restructuring plan, and as of September 30, 2018, we have realized $22.5 million of cost savings and expect to remain on track to achieve the full run rate savings of $40 million by year end 2018 and to be recognized in 2019. As planned, we recognized a restructuring charge of $4.5 million in third quarter which reduced adjusted EBITDA from continuing operations by $3.2 million.

During the quarter, we announced two significant awards for capital deepening work in the ports of Jacksonville and Tampa. The Jacksonville Deepening award was $210 million comprised of a base contract of $113 million and options of $97 million expected to be awarded in the third quarter of 2019. We are commencing operations on this project in November and expect the project with all options to be completed in the second quarter of 2021. The Tampa Deepening award was $74 million divided into a $48 million base contract and $26 million of options which are expected to be awarded by year end 2018. Operations commenced on this project in October and are expected to finish in the third quarter of 2019.”

Consistent with our 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in certain comparisons to the prior year. As discussed in the “Use of Non-GAAP measures” disclosure, certain pieces of the discussion below remove the impact of these restructuring charges. Reconciliations to results prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") are provided within the schedules attached. Also, beginning in 2018, the Company chose to account for plant and overhead in the same interim period in which costs were spent as opposed to the accrual / deferral method previously used. As required by guidance, the Company has recast the prior interim period as if this accounting standard had always been in place for all periods presented.

Operational Update (without restructuring)

Dredging Segment

  Dredging segment revenue increased by $44.8 million or 33% compared to the third quarter of 2017. Revenues from domestic capital projects increased by $75.4 million over the prior year quarter mainly as a result of our Charleston and MSCIP projects. This increase was offset by a $30.7 million decrease in maintenance project revenues. All other markets, including foreign capital, varied slightly when comparing the current quarter to the third quarter of 2017.
  Dredging segment gross margin percentage improved to 23.3% in the current quarter from 14.8% in the third quarter of 2017 on strong project performance combined with lower plant and overhead costs resulting from operational improvements and higher utilization.
  Dredging segment operating income was $29.1 million, an increase of 289% compared to $7.5 million in the prior year quarter.
  Dredging segment backlog was $654.2 million at September 30, 2018.

E&I Segment

  E&I segment revenue decreased $4.0 million compared to the third quarter of 2017. The decrease is related to the lower than expected new work.
  E&I segment gross margin increased to 9.9% in the current year quarter from 0.9% in the prior year quarter. The increase is a result of better project execution as well as lower overall plant costs.
  E&I segment operating loss was $1.2 million, compared to a $3.3 million loss in the prior year quarter.
  E&I segment backlog was $35.0 million at September 30, 2018.

Consolidated Company

  Consolidated general and administrative expenses increased by $0.8 million when compared to the prior year quarter.  The increase was mainly due to an increase in incentive pay of $3.2 million. General and administrative expenses also included reductions in labor and technical and consulting expenses due to restructuring savings initiatives.
  Net income for the quarter was $15.0 million compared to a loss of $2.0 million in the prior year quarter primarily as a result of better operational results in the dredging segment. The current year quarter includes interest expense of $8.1 million and tax expense of $5.0 million while the prior year quarter included interest expense of $6.4 million and a tax benefit of $0.5 million.
  Cash at September 30, 2018 was $23.1 million with total debt of $353.5 million, compared to cash of $15.9 million and total debt of $430.9 million at December 31, 2017.
  Capital expenditures were $2.3 million in the third quarter of 2018 compared to $12.6 million in the same quarter in 2017. The third quarter of 2017 included $8.5 million related to the construction of the Ellis Island.

Market Update

During the third quarter of 2018, GLDD was awarded 49% of the overall $889 million bid market consisting of the following types of work.

  $298 million or 70% of capital projects,
  $26 million or 37% of coastal protection projects,
  $43 million or 13% of maintenance projects, and
  $70 million or 100% of the large scale rivers and lakes projects that the Company targets.

The domestic market continues to be driven by large scale port deepening projects; we expect a strong future with multiple deepenings scheduled for bid over the next 12-18 months. In Washington D.C., the budget for the U.S. Army Corps of Engineers was passed at another record level and the Water Resources Development Act of 2018 (“WRDA”) was signed into law in October. These positive developments combined with the supplemental appropriations from Hurricanes Harvey, Irma, Maria and Florence should provide for a strong pipeline of domestic project opportunities going forward. We look forward to continuing to work with the U.S. Army Corps of Engineers on this important work for our country’s coastlines.

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 6, 2018 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is (877) 377-7553 and Conference ID is 7689246. The conference call will be available by replay until Thursday, November 8, 2018 by calling (855) 859-2056 and providing Conference ID 7689246. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

Starting with our December 2017 year-end earnings release, the Company has chosen to exclude restructuring charges in comparisons to the prior year.  This exclusion allows the user to better evaluate the Company’s financial results from operations and drivers of variances from the prior year without the impact of this special item. Restructuring items can include costs of contract revenues (depreciation and other), general and administrative expenses and gains / losses on sale of assets. Reconciliations to results prepared in accordance with GAAP are provided within the schedules attached.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services on land and water.  The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions.  In its over 128-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.  Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,”  or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to newly imposed tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; uncertainties of the impact of the Tax Cuts and Jobs Act and implementation of certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; losses attributable to our investments in privately financed projects and the likelihood of realizing, and amount of, expected restructuring charges to be realized in connection with the restructuring activities; and our ability to realize the expected benefits from our restructuring activities. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2017, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Dredging Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2018	2017	Variance	2018	2017	Variance
Revenue	$178,671	$133,862	$44,809	$447,564	$439,423	$8,141

Gross profit	39,584	19,550	20,034	75,846	48,647	27,199
Restructuring exclusions	2,106	316	1,790	7,767	316	7,451
Gross profit excluding restructuring	41,690	19,866	21,824	83,613	48,963	34,650
Gross profit margin	22.2%	14.6%		16.9%	11.1%
Gross profit margin excluding restructuring	23.3%	14.8%		18.7%	11.1%

Operating income	25,081	5,848	19,233	38,826	9,573	29,253
Restructuring exclusions	3,996	1,622	2,374	8,789	1,622	7,167
Operating income excluding restructuring	29,077	7,470	21,607	47,615	11,195	36,420
Operating margin	14.0%	4.4%		8.7%	2.2%
Operating margin excluding restructuring	16.3%	5.6%		10.6%	2.5%

Environmental & Infrastructure Segment
Select Income Statement Results Excluding Restructuring
(Unaudited and in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,

	2018	2017	Variance	2018	2017	Variance
Revenue	$25,651	$29,667	$(4,016)	$53,941	$73,602	$(19,661)

Gross profit	2,548	268	2,280	3,232	6,265	(3,033)
Restructuring exclusions	-	-	-	-	-	-
Gross profit excluding restructuring	2,548	268	2,280	3,232	6,265	(3,033)
Gross profit margin	9.9%	0.9%		6.0%	8.5%
Gross profit margin excluding restructuring	9.9%	0.9%		6.0%	8.5%

Operating loss	(1,692)	(3,727)	2,035	(8,343)	(6,600)	(1,743)
Restructuring exclusions	535	415	120	694	415	279
Operating loss excluding restructuring	(1,157)	(3,312)	2,155	(7,649)	(6,185)	(1,464)
Operating margin	-6.6%	-12.6%		-15.5%	-9.0%
Operating margin excluding restructuring	-4.5%	-11.2%		-14.2%	-8.4%

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Contract revenues	$204,322	$163,317	$501,505	$510,762
Gross profit	42,134	19,818	79,079	54,912
General and administrative expenses	17,293	17,522	48,406	51,584
Loss on sale of assets—net	1,452	175	190	355
Operating income	23,389	2,121	30,483	2,973
Interest expense—net	(8,062)	(6,417)	(25,719)	(18,440)
Equity in earnings (loss) of joint ventures	—	26	—	(1,441)
Loss on extinguishment of debt	—	—	—	(2,330)
Other income (expense)	165	(266)	(2,808)	(343)
Income (loss) from continuing operations before income taxes	15,492	(4,536)	1,956	(19,581)
Income tax (provision) benefit	(3,790)	1,308	(549)	7,555
Income (loss) from continuing operations	11,702	(3,228)	1,407	(12,026)
Loss from discontinued operations, net of income taxes	—	—	—	(12,697)
Net income (loss)	$11,702	$(3,228)	$1,407	$(24,723)

Basic earnings (loss) per share attributable to continuing operations	$0.19	$(0.05)	$0.02	$(0.19)
Basic loss per share attributable to discontinued operations, net of tax	—	—	—	(0.21)
Basic earnings (loss) per share	$0.19	$(0.05)	$0.02	$(0.40)
Basic weighted average shares	62,358	61,462	62,147	61,290

Diluted earnings (loss) per share attributable to continuing operations	$0.18	$(0.05)	$0.02	$(0.19)
Diluted loss per share attributable to discontinued operations, net of tax	—	—	—	(0.21)
Diluted earnings (loss) per share	$0.18	$(0.05)	$0.02	$(0.40)
Diluted weighted average shares	63,260	61,462	63,340	61,290

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss)	$11,702	$(3,228)	$1,407	$(24,723)
Loss from discontinued operations, net of income taxes	—	—	—	(12,697)
Income (loss) from continuing operations	11,702	(3,228)	1,407	(12,026)
Adjusted for:
Interest expense—net	8,062	6,417	25,719	18,440
Income tax provision (benefit)	3,790	(1,308)	549	(7,555)
Depreciation and amortization	12,309	11,206	41,290	38,707
Loss on extinguishment of debt	—	—	—	2,330
Adjusted EBITDA from continuing operations	$35,863	$13,087	$68,965	$39,896
Excluded for:
Impact of restructuring	3,190	2,037	5,489	2,037
Adjusted EBITDA from continuing operations, excluding restructuring	$39,053	$15,124	$74,454	$41,933

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2018	2017

Cash and cash equivalents	$23,127	$15,852
Total current assets	217,358	262,184
Total assets	750,306	832,357
Total current liabilities	139,774	150,250
Long-term debt	352,609	428,141
Total equity	224,435	221,296

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2018	2017	2018	2017
Dredging:
Capital - U.S.	$105,934	$30,561	$252,537	$128,634
Capital - foreign	5,045	5,849	13,847	37,423
Coastal protection	42,691	40,726	122,673	141,365
Maintenance	11,581	42,282	38,461	98,532
Rivers & lakes	13,420	14,444	20,046	33,469
Total dredging revenues	178,671	133,862	447,564	439,423
Environmental & infrastructure	25,651	29,667	53,941	73,602
Intersegment revenue	—	(212)	—	(2,263)
Total revenues	$204,322	$163,317	$501,505	$510,762

	As of
	September 30,	December 31,	September 30,
Backlog	2018	2017	2017
Dredging:
Capital - U.S.	$415,291	$383,577	$256,940
Capital - foreign	—	8,575	12,720
Coastal protection	121,672	76,460	78,670
Maintenance	41,313	23,662	54,068
Rivers & lakes	75,886	19,046	25,444
Total dredging backlog	654,162	511,320	427,843
Environmental & infrastructure	34,996	35,357	58,191
Total backlog	$689,158	$546,677	$486,034

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024